Brian Donahue, C.P.A.
                                 27 Beach Road
                                  Suite C05-A
                            Monmouth Beach, NJ 07750

                           Phone/Fax: (732) 229-7723


Ramoil Management Ltd.
1877 South Federal Highway,
Suite 202
Boca Raton, Florida 33432

I hereby give my consent to release to the public the Form10-QSB dated June 30, 2000. I attest that I have compiled the unaudited information supplied to me by management contained in the financial statements and footnotes as per generally accepted accounting principles.

/S/   Brian Donahue
      ----------------------------
      Brian Donahue, C.P.A.